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                                                                   EXHIBIT 10.20

                           EMPLOYMENT AGREEMENT WITH
                              ANDREW T. LIBBY, JR.



         AGREEMENT, dated as of August 10, 1998, between Veridien Corporation, a Delaware corporation, (the "Company"), and Andrew T. Libby, Jr., (the "Employee").


                                   WITNESSETH:

         WHEREAS, the Company desires to offer the Employee employment upon the terms and conditions set forth herein and the Employee desires to accept such employment; and

         WHEREAS, the Company is, or will be, engaged in the business of manufacture and distribution of disinfectants and sterilants, infection control and distribution of certain nutrients, throughout the United States; and

         WHEREAS, Employee is a Certified Public Accountant who has experience as the Chief Financial Officer and Director of corporations; and

         WHEREAS, Company and Employee are desirous of entering into a contract for the services of Employee in the capacities of Chief Operating Officer, and that in such capacity Employee is enabled and will be enabled to perform such duties as may be designated by and subject to the supervision of the Company's Board of Directors and Chief Executive Officer, and shall serve in such additional capacities appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors.

         NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1.       Term of Employment:  Office and Duties

         (a) During the Period of Employment (as hereafter defined), the Company shall employ the Employee as a senior executive of the Company with the title of Chief Operating Officer, and Director, if so elected, with the responsibilities prescribed for such offices in the Bylaws of the Company, such responsibilities to be carried out in accordance with policies and objectives established by the Board of Directors.

         (b) During the Period of Employment, the Employee shall devote substantially all or this time to the business and affairs of the Company and its subsidiaries, except for vacations of three (3) weeks per year, illness or incapacity. The Employee shall not be entitled to receive additional compensation for serving as a Director of the Company, if so elected.


2.       Term:  Period of Employment

         Subject to extension or termination as hereinafter provided, the period of employment hereunder shall be from the date hereof through December 31, 2001 (the "Period of Employment"), provided that the Period of Employment shall be automatically renewed for successive two (2) year periods unless written notice to the contrary is given by either party to the

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other party not less than six (6) months prior to the expiration of the initial period in the Period of Employment and each successive two (2) year period in the Period of Employment.


3.       Compensation and Benefits

         (a) Base Salary. The Company shall pay the Employee a fixed salary ("Base Salary") at a rate of One Hundred Thirty Thousand Dollars ($130,000) per year. Initially, Employee will draw salary at the rate of $90,000 per year, with the balance of $40,000 per year accruing as payable to employee until such time as the Company achieves breakeven status or additional funding is received by Company. Any arrearage shall be paid at the time additional funding is received. The Board of Directors will periodically review, at least annually, the Employee's Base Salary with a view to increasing it further if, in the sole judgment of the Board of Directors, the earnings of the Company or the services or the Employee merit such an increase. Annual increases in Base Salary, once granted, shall not be subject to revocation and shall become a part of the Base Salary. Base Salary will be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

         (b) Profitability Bonus. The Company shall pay the Employee a bonus if, in the sole judgment of the Board of Directors, the earnings of the Company or the services of the Employee merit such bonus.

         (c) Fringe Benefits:  Options.

             (i) During the Period of Employment, Employee shall be entitled to participate in fringe benefit, deferred compensation and stock option plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, but not be limited to, paid sick leave and individual health insurance, all in accordance with the policies of the Company. Except as specifically set forth herein, the terms of, and participation by Employee in, any deferred compensation plan or program shall be determined by the Company's Board of Directors in its sole discretion. The number of option shares granted under this agreement will be adjusted proportionally in the vent of any stock split or reverse split which might occur after the date of this agreement and prior to the exercise of the options.

             (ii) Concurrently with the execution of this agreement, the Company shall deliver to Employee an option to purchase one-hundred fifty thousand (150,000) shares of the Company's common stock @ $0.10 per share, (the current bid price). All options shall have a term of five years.

             (iii) Additional options shall have a term of not less than five
         (5) years, shall not terminate earlier for any reason other than the Employee's termination pursuant to Section 7(a) and shall vest and become exercisable with respect to a number of shares of Common Stock equal to: (i) one-hundred thousand (100,000) shares of the Company's common stock @ $0.20 per share upon continued employment to December 31, 1998; (ii) two hundred fifty thousand (250,000) shares of the Company's common stock @ $0.20 per share upon continued employment to December 31, 1999, one-twelfth of which are vested each calendar month during 1999; and (iii) up to four hundred thousand (400,000) shares of the Company's common stock @ $0.20 per share upon achievement by the



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         Company of certain definable events such as identification and completion of acquisitions, mergers and other events as may be agreed upon by the Company and Employee. Concurrent with the signing of this agreement, the Company shall issue to Employee, for having acquired a contract fill manufacturer to occupy the Company's facility and provide services to the Company, options to purchase an additional one hundred thousand (100,000) shares of common stock @ $0.10 per share, (current price).

         (d) Perquisites. During the Period of Employment, the Company will reimburse the Employee for continuing education expenses as shall be suitable to the character of the Employee's position with the Company and adequate for the performance of his duties hereunder, including maintenance of Certified Public Accounting Certificate.


4.       Business Expenses

         The Company shall pay or reimburse the Employee for all reasonable travel or other expenses incurred by the Employee in connection with the performance of his duties under this Agreement in accordance with such procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.


5.       Disability

         The Company shall provide for the Employee a disability insurance policy issued by an insurer as provided to other senior executives. In the event of the Employee's disability, the Employee shall continue to be covered by all of the Company's life, medical, health and dental plans, at the Company's expense, as provided by the professional employer organization utilized by the Company.


6.       Death

         The Company shall provide the Employee with a life insurance policy issued by an insurer acceptable to the Employee. In the event of the Employee's death, the Employee's family, if so elected by employee, shall continue to be covered by all of the Company's life, medical, health and dental plans, at the Company's expense for six months, as provided by the professional employer organization utilized by the Company.


7.       Termination of Employment

         Notwithstanding any other provision of this Agreement, the Period of Employment may be terminated:

         (a) By the Company for "just cause" by written notice to Employee affective upon receipt. For purposes of this agreement, the term "just cause" shall mean any of the following: (i) Employee's repeated willful misconduct or gross negligence, (ii) Employee's repeated conscious disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board of Directors, (iii) The Employee's repeated conscious violation of any provision of the Company's by-laws or of its other stated policies, standards, or regulations,




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(iv) the Employee's commission any act involving fraud or moral turpitude, or
(v) a determination that the Employee has demonstrated a dependence on any addictive substance, including alcohol, controlled substances, narcotics or barbiturates. Except for any accrued salary, benefits, or stock options, vested and unpaid as of the date of any such termination, the Company shall be under no further obligation to Employee.

         (b) By the Company, other than for just cause, in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, pay to the Employee in equal monthly instalments, beginning the month following the month in which the employee is terminated, an amount equal to four months aggregate Full Base Salary that would have been payable during the next four month period.

         (c) By the Employee, (i) if the Company's Board of Directors fails to elect or reelect the Employee to, or removes the Employee from, the office of Chief Operating Officer, provided that in such event the Company shall, as liquidated damages or severance pay, or both, pay to the Employee in equal monthly installments beginning the month following the month in which the employee is terminated, an amount equal to four months aggregate Full Base Salary that would have been payable during the next four months.

         (d) By the Employee, before the expiration of the agreement term, by giving the Company 60 days written notice of his intention to terminate such employment. In event of such termination, the Employee shall be entitled to receive any salary, benefits, and stock options accrued or vested and unpaid as of the date of any such termination and any benefits to which the Employee may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company.


8.       Non-Competition

         During the Period of Employment and any period during which the Employee is receiving any payments pursuant to this Agreement, and for a period of two years thereafter, the Employee shall not anywhere in the United States and Canada (recognizing that Company and its subsidiaries have operations throughout the United States and Canada), directly or indirectly engage in activities or solicit any business in the surface disinfectant business, or such other business carried out by the Company, which are or may reasonably be expected to become competitive with the business of the Company (unless the Board of Directors of the Company shall have authorized such activity and the Company shall have consented thereto in writing), either as an individual on his own account, as an investor (except for investments of less than 5% of the securities of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended), or as a partner or joint venturer, or as a consultant, employee, agent or salesman for any other person, or as an officer or director of a corporation or otherwise.


9.       Inventions and Confidential Information

         The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information concerning the disinfectant business, and other business conducted by the Company. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries.




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The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. By reason of his being a senior executive of the Company, Employee has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend through the United States and Canada. Therefore, Employee hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

         (i) During and after the term of this Agreement, Employee will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company's products, methods, engineering, designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of this past or future services for the Company. Employee agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

         (ii) During the term of this Agreement and for one year thereafter, Employee will not induce any employee of the Company to leave the Company's employ or hire any such employee (unless the Board of Directors of the Company shall have authorized such employment and the Company shall have consented thereto in writing).


10.      Indemnification

         The Company will indemnify the Employee (and his legal representatives or other successors) to the fullest extent permitted by the laws of the States of Florida, as in effect at the time of the subject act or omission, or on the effective date of this Agreement, whichever affords or afforded greater protection to the Employee, and the Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of this being or having been a director or officer of the Company or any of its subsidiaries.


11.      Litigation Expenses

         In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder, the Company shall reimburse the Employee for all of his reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his reasonable attorney's fees and expenses, provided that such litigation or proceeding results in any

         (a) settlement requiring the Company to make a payment to the Employee, or



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         (b) final judgment or order in favor of the Employee.

In the event the Employer is victorious, Employee shall be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding.


12.      Consolidation; Merger; Sale of Assets; Change of Control

         (a) Nothing in this Agreement shall preclude the Company from consolidating all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, provided the corporation resulting from or surviving such consolidation or merger, or to which such assets are transferred, or such partnership or joint venture assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or entry into partnership or joint venture, this Agreement shall inure to the benefit of, be assured by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term, "Company", as used in this Agreement, shall mean such corporation, partnership or joint venture, and this Agreement shall continue in full force and effect and shall entitle the Employee and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such consolidation, merger, transfer of assets or entry into partnership or joint venture not occurred.

         (b) Notwithstanding any other provision of this Agreement, if the Employee elects to terminate his employment within four months as a result of a change in ownership or effective control of the Company as defined in Section 280G of the Internal Revenue Code and the regulations thereunder ("Change in Control"), the Company shall pay to the Employee, within 120 days of the date that the Company is notified by the Employee that such employment is being terminated for such reason, an amount equal to the Employee's four months of annual total compensation, including Base Salary and all benefits, perquisites, incentives and bonuses. The Employee shall continue to be covered by all of the Company's life, medical, health and dental plans, at the Company's expense as provided by the professional employer organization utilized by the Company during four month period following termination.


13.      Survival of Obligations

         The obligations of the Company under Section 10 and 11 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).


14.      Severability

         In any case any one or more of the provisions or part of the provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to




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the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and Employee each intend that the covenants contained in Sections 8 and 9 shall be deemed to be a series of separate covenants, one for each county of the State of Florida and one for each every other state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be enforced for such lesser period of time as shall be deemed reasonable and not excessive by such court.


15.      Entire Agreement:  Amendment

         This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought. Confidentiality shall survive contract's end.


16.      Notices

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly given if delivered or mailed, postage prepaid, first class as follows:


(a) To the Company:                        (b) To the Employee:


VERIDIEN CORPORATION                       ANDREW T. LIBBY, JR.
11800 28TH AVENUE NORTH                    806 SOUTH MACDILL AVENUE
ST. PETERSBURG, FL 33716                   TAMPA, FL 33609



By:                                        By:
    -------------------------                  ----------------------------
    Sheldon C. Fenton                          Andrew T. Libby, Jr.



Witness:                                   Witness:
        ---------------------                       -----------------------